This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer (as defined below) is made solely by the Offer to Purchase, dated November 12, 1999, and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser (as defined below) may in its discretion take such actions as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or the "Dealer Manager") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash

                 All of the Outstanding Shares of Common Stock

                                       of

                             Alba-Waldensian, Inc.

                                       at

                              $18.50 Net Per Share

                                       by

                             AWS Acquisition Corp.

                           a wholly-owned subsidiary

                                       of

                           Tefron U.S. Holdings Corp.

                           a wholly-owned subsidiary

                                       of

                                  Tefron, Ltd.

     AWS Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Tefron U.S. Holdings Corp., a Delaware corporation ("Parent") and itself a wholly-owned subsidiary of Tefron, Ltd., a company organized under the laws of the State of Israel ("Tefron"), is offering to purchase all of the outstanding common shares, par value $2.50 (the "Shares"), of Alba-Waldensian, Inc. (the "Company") at $18.50 per Share, net to the seller in cash, without interest thereon, on the terms and subject to the conditions set forth in the Offer to Purchase dated November 12, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which together, as either may be amended or supplemented from time to time, constitute the "Offer"). Tendering stockholders who have Shares registered in their name and who tender directly will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders holding Shares through their broker or bank are urged to consult them as to whether they charge any service fees. Following the Offer, the Purchaser intends to effect the Merger as described below.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON MONDAY, DECEMBER 13, 1999, UNLESS THE OFFER IS EXTENDED.

     The Offer is conditioned upon, among other things, the satisfaction or waiver of certain conditions, including (1) there being validly tendered and not properly withdrawn prior to the Expiration Date that number of Shares which constitute a majority of the Shares outstanding on a fully diluted basis on the date of purchase (the "Minimum Condition") and (2) the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Offer is also subject to certain other conditions set forth in the Offer to Purchase. See the Introduction and Sections 1, 11 and 14 of the Offer to Purchase.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 8, 1999 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, Purchaser will make the Offer and, as promptly as practicable (but in no event more than two business days) after the satisfaction or waiver of certain conditions set forth in the Merger Agreement and in accordance with relevant provisions of the Delaware General Corporation Law ("DGCL"), Purchaser will merge with and into the Company (the "Merger"). On consummation of the Merger, the separate existence of Purchaser shall thereupon cease and the Company will continue as the surviving corporation and will be a wholly-owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than Shares owned by the Company or by any subsidiary of the Company and Shares that are owned by Parent or Purchaser and other than Shares held by stockholders who have properly perfected their appraisal rights under the DGCL, if available) will be converted into the right to receive $18.50 in cash, without interest thereon (and less any required withholding taxes). The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

     Certain stockholders of the Company have entered into a Support Agreement with Purchaser and Parent, pursuant to which such stockholders have agreed, among other things, to tender pursuant to the Offer, and not withdraw (except in limited circumstances) all of their Shares, which together represent approximately 54% of all of the Shares outstanding on a fully diluted basis. Consequently, if all such stockholders' Shares are so tendered, the Minimum Condition will be satisfied.

     The Board of Directors of the Company has unanimously determined that the Offer, the Merger and the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, has approved the Offer and the Merger Agreement and recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.

     Purchaser may, and may be required to, subject to the terms of the Merger Agreement, extend the Offer. Any such extension will be followed as promptly as practicable by public announcement thereof, no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date.

     The Offer is subject to certain conditions set forth in the Offer to Purchase. If any such condition is not satisfied, Purchaser may, subject to certain terms of the Merger Agreement, (a) terminate the Offer and not accept for payment or pay for any such Shares any time prior to the time for payment of Shares pursuant to the Offer or (b) waive all unsatisfied conditions (other than the Minimum Condition) and accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date or (c) extend the Offer and, subject to the right of the stockholders to withdraw Shares until the Expiration Date as set forth below, retain the Shares that have been tendered during the period for which the Offer is extended.

     For purposes of the Offer, Purchaser shall be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of its acceptance of such Shares for payment pursuant to the Offer. In all cases, on the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. Payment for shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depository of (i) certificates representing such Shares (or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company), (ii) the appropriate Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

     The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, December 13, 1999, unless and until Purchaser extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, including, if required, the approval of the Merger by the requisite vote of the stockholders of the Company. The stockholder vote necessary to approve the Merger is the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder. If Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties shall, at the option and request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Stockholders Meeting (as defined in the Merger Agreement) in accordance with the short form merger provisions of the DGCL.

     Under no circumstances will interest be paid on the purchase price to be paid for the Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment. No interest will be paid on the consideration to be paid in the Merger to stockholders who fail to tender their Shares pursuant to the Offer, regardless of any delay in effecting the Merger or making such payment.

     Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser may, under certain circumstances, (i) in addition to its termination rights relating to the fulfillment of the Minimum Condition, terminate the Offer if, at any time prior to the time of payment for Shares pursuant to the Offer, any of the other conditions set forth in the Merger Agreement have not been satisfied, (ii) waive any condition (except that Purchaser shall not waive the Minimum Condition), or
(iii) except as set forth in the Merger Agreement, and discussed below, otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary. In the Merger Agreement, the Purchaser has agreed that without the prior written consent of the Company, it will not, (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) amend or add to the conditions to the Offer, (iv) except as otherwise provided in the Offer to Purchase, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) amend any other term of the Offer in any manner adverse to the holders of the Shares. Any extension, delay, waiver, amendment or termination of the Offer will be followed as promptly as practicable by a public announcement thereof. In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that an announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares.

     Shares tendered pursuant to the Offer may be withdrawn at any time, on or prior to the Expiration Date. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights pursuant to Section 4 of the Offer to Purchase. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holders of the Shares, if different from the person who tendered the Shares. If certificates evidencing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (as defined in the Offer to Purchase) must be submitted prior to the release of such Shares (except in the case of Shares tendered by an Eligible Institution). In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificate evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties.

     The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided Purchaser with a list of the Company's stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

     Any questions or requests for assistance or for additional copies of the Offer to Purchase, the related Letter of Transmittal and other related tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below, and copies will be furnished promptly at Purchaser's expense. None of Tefron, Parent or Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                            D.F. King & Co., Inc.

                                77 Water Street
                            New York, New York 10005
                Bankers and Brokers call collect: (212) 269-5550
                   All Others Call Toll Free: (800) 659-6590

                      The Dealer Manager for the Offer is:

                          CREDIT SUISSE|FIRST BOSTON

                             Eleven Madison Avenue
                         New York, New York 10010-3629
                         Call Toll Free: (800) 881-8320

November 12, 1999

                                    Proof From                 DOREMUS & COMPANY
                                    200 Varick Street, New York, NY 212 366-3000
                                    11/11/99                             Proof 3
                                    FBF-TEN-P-43107                  Primar 6309